Exhibit 5.6

CONSENT OF EXPERT

I, Marco Antonio Alfaro Sironvalle, MAusIMM, Corporate Manager, Reserves of Yamana Gold Inc. (formerly with Metalica Consultores S.A.), hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from the reference to the mineral resource estimates for the C-1 Santa Luz Project and the Pilar Project, and the mineral reserve estimates for the El Peñón Mine and Minera Florida Mine as at December 31, 2010 (collectively, the “Incorporated Information”).

I do also hereby consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

YAMANA GOLD INC.

By:	/s/ Marco Antonio Alfaro Sironvalle
Name:	Marco Antonio Alfaro Sironvalle
Title:	Corporate Manager, Reserves

Date: April 25, 2011